Exhibit 99.1

Travelport Worldwide Limited Reports Fourth Quarter and Full Year 2017 Results

LANGLEY, U.K., February 20, 2018 — Travelport Worldwide Limited (NYSE: TVPT) today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Highlights (for full year 2017 unless stated otherwise)

•	Net revenue increased 4% to $2,447 million, including Travel Commerce Platform revenue growth of 5% to $2,341 million
•	Net income increased $125 million to $140 million; Adjusted EBITDA increased 3% to $590 million
•	Income per share (diluted) increased $1.00 to $1.13; Adjusted Income per Share (diluted) increased 17% to $1.44
•	Net cash provided by operating activities increased 6% to $318 million; Free Cash Flow increased 4% to $200 million
•	Fourth quarter net revenue increased 5%; net income increased $54 million; and Adjusted EBITDA increased 6%
•	2018 guidance issued, including net revenue growth expected to be 4% to 6%, Adjusted EBITDA growth (1)% to 3% and Free Cash Flow growth 5% to 15%

Gordon Wilson, President and CEO of Travelport, commented:

“In 2017, Travelport again delivered on or exceeded guidance on all financial growth targets. In line with our strategy, we achieved a strong performance in Asia and Latin America where our air share grew as we won new business. In addition, Beyond Air revenue grew by 11% in 2017 as we continued to benefit from investment in growing our digital solutions, including mobile apps, hospitality and commercial payments.

Our ongoing focus and investments in our platform saw a record level of new business signed and onboarded in 2017, with more to come onstream progressively during 2018, more than offsetting the loss of one travel agency account in the Pacific. We continue to lead our industry, being the first global distribution system to be certified at the highest level by IATA for its NDC Application Programming Interface as an Aggregator, and we have advanced further ahead of our peers with over 250 airlines now able to show their full merchandised value proposition to users of the Travelport platform. We are, therefore, well positioned for good underlying growth in 2018, particularly in the second half of the year. Travelport has a proven track record for strong cash generation that supports sustainable and profitable growth over the longer term, while presenting options for higher returns to our shareholders in line with our capital allocation policy.”

	Three months ended			Year ended
	December 31,			December 31,
(in $ thousands, except per share amounts)	2017	2016	Change	2017	2016	Change
Net revenue	573,567	545,432	5%	2,447,279	2,351,356	4%
Operating income	52,430	20,750	153%	285,889	200,613	43%
Net income/(loss)	45,370	(9,110)	*	140,280	15,046	*
Income/(loss) per share – diluted	$0.37	$(0.05)	*	$1.13	$0.13	*
Adjusted EBITDA	138,017	130,764	6%	590,013	574,349	3%
Adjusted Operating Income	83,141	73,881	13%	351,606	340,898	3%
Adjusted Net Income	44,140	28,257	56%	181,174	154,494	17%
Adjusted Income per Share – diluted	$0.35	$0.23	51%	$1.44	$1.23	17%
Net cash provided by operating activities	43,320	85,161	(49)%	317,662	299,019	6%
Free Cash Flow	4,998	47,831	(90)%	200,148	191,559	4%
Cash dividend per share	$0.075	$0.075	—	$0.300	$0.300	—

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted, Capital Expenditures, Net Debt and Free Cash Flow. Please refer to pages 13 to 16 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

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Discussion of Results for the Fourth Quarter and Full Year of 2017

Net Revenue

Net revenue is comprised of:

	Three Months Ended December 31,			Year Ended December 31,
(in $ thousands)	2017	2016	% Change	2017	2016	% Change
Air	$385,597	$373,645	3	$1,701,097	$1,651,316	3
Beyond Air	163,564	144,077	14	640,038	579,133	11
Travel Commerce Platform	549,161	517,722	6	2,341,135	2,230,449	5
Technology Services	24,406	27,710	(12)	106,144	120,907	(12)
Net Revenue	$573,567	$545,432	5	$2,447,279	$2,351,356	4

Fourth Quarter 2017

Net revenue increased by $28 million, or 5%, to $574 million primarily due to growth in Travel Commerce Platform revenue of $31 million, or 6%. Within Travel Commerce Platform revenue, Air revenue increased by $12 million or 3%. Beyond Air revenue increased by $19 million, or 14%. This increase in Beyond Air revenue was driven by a 46% increase in eNett net revenue to $54 million primarily due to an increase in the volume of payments settled with existing customers and new customer wins. Technology Services revenue decreased by $3 million, or 12%, primarily due to the sale of IGT Solutions Private Ltd. (“IGTS”) in April 2017.

Full Year 2017

Net revenue increased by $96 million, or 4%, to $2,447 million due to growth in Travel Commerce Platform revenue of $111 million, or 5%. Within Travel Commerce Platform revenue, Air revenue increased by $50 million, or 3%. Beyond Air revenue increased by $61 million, or 11%. This increase in Beyond Air revenue was driven by a 29% increase in eNett net revenue to $194 million primarily due to an increase in the volume of payments settled with existing customers and new customer wins. Technology Services revenue decreased by $15 million, or 12%, primarily due to the sale of IGTS in April 2017.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended December 31,			Year Ended December 31,
(in $ thousands)	2017	2016	% Change	2017	2016	% Change
Asia Pacific	$127,498	$124,191	3	$565,246	$512,521	10
Europe	184,651	163,755	13	753,462	722,058	4
Latin America and Canada	25,713	24,217	6	109,632	106,834	3
Middle East and Africa	72,854	66,439	10	311,813	290,068	7
International	410,716	378,602	8	1,740,153	1,631,481	7
United States	138,445	139,120	—	600,982	598,968	—
Travel Commerce Platform	$549,161	$517,722	6	$2,341,135	$2,230,449	5

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Discussion of Results for the Fourth Quarter and Full Year of 2017 (continued)

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Asia Pacific	15,210	15,941	(5)	69,922	66,674	5
Europe	19,724	19,233	3	83,202	82,515	1
Latin America and Canada	4,306	4,024	7	18,168	17,377	5
Middle East and Africa	8,854	8,511	4	37,125	37,387	(1)
International	48,094	47,709	1	208,417	203,953	2
United States	29,509	29,910	(1)	134,161	134,391	—
Travel Commerce Platform Reported Segments	77,603	77,619	—	342,578	338,344	1

	RevPas (in $)
	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
International	$8.54	$7.94	8	$8.35	$8.00	4
United States	$4.69	$4.65	1	$4.48	$4.46	—
Travel Commerce Platform RevPas	$7.08	$6.67	6	$6.83	$6.59	4

Fourth Quarter 2017

Reported Segments remained stable during the three months ended December 31, 2017. Travel Commerce Platform RevPas increased 6% to $7.08, primarily driving a $32 million increase in Travel Commerce Platform revenue. International RevPas increased 8% to $8.54, and United States RevPas increased 1% to $4.69.

International Travel Commerce Platform revenue increased by $32 million, with Europe and Middle East and Africa contributing a majority of this increase, mainly due to:

•	An increase in RevPas of 10% and 5%, respectively
•	An increase in Reported Segments of 3% and 4%, respectively
•	Growth in payment solutions in these regions

Full Year 2017

Reported Segments increased by 4 million, or 1%, driven by a 2% increase in International Reported Segments. Travel Commerce Platform RevPas increased 4% to $6.83, driving an $83 million increase in Travel Commerce Platform revenue. International RevPas increased 4% to $8.35, and United States RevPas increased marginally to $4.48.

International Travel Commerce Platform revenue increased by $109 million, with Asia Pacific, Europe and Middle East and Africa contributing to most of this increase. Revenue from these regions increased 10%, 4% and 7%, respectively, mainly due to:

•	An increase in RevPas of 5%, 3% and 8%, respectively
•	Reported Segments growth in Asia Pacific and Europe
•	Growth in payment solutions in these regions

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Discussion of Results for the Fourth Quarter and Full Year of 2017 (continued)

Operating Income

Fourth Quarter 2017

Operating income increased by $32 million to $52 million mainly due to the following:

•	$28 million increase in net revenue
•	$24 million decrease in selling, general and administrative expenses (“SG&A”) primarily due to the favorable impact of foreign currency exchange rate movements, lower non-core corporate costs, recovery of bad debts and lower employee incentive accruals; offset by
•	$22 million increase in cost of revenue primarily due to an increase in travel distribution cost per segment driven by pricing and higher volume related incentives along with incremental costs from our payment solutions business

Full Year 2017

Operating income increased by $85 million to $286 million mainly due to the following:

•	$96 million increase in net revenue
•	$63 million decrease in SG&A primarily due to the favorable impact of foreign currency exchange rate movements, lower non-core corporate costs and lower employee incentive accruals; offset by
•	$75 million increase in cost of revenue primarily due to an increase in Reported Segments and, an increase in travel distribution cost per segment driven by pricing and higher volume related incentives along with incremental costs from our payment solutions business

Net Income (Loss)

Fourth Quarter 2017

Net income increased by $54 million from a net loss of $9 million in 2016 to net income of $45 million in 2017 mainly due to the following:

•	$32 million increase in operating income
•	$18 million decrease in the provision for income taxes primarily due to the favorable impact of the reduction in the U.S. federal corporate tax rate enacted under the 2017 U.S. Tax Cuts and Jobs Act (“U.S. Tax Reforms”)
•	$2 million decrease in interest expense, net, primarily due to lower interest rates and a lower debt balance, offset by the unfavorable impact of fair value changes on interest rate derivative instruments

Full Year 2017

Net income increased by $125 million to $140 million due to the following:

•	$85 million increase in operating income
•	$40 million decrease in interest expense, net, due to lower interest rates, a lower debt balance and the favorable impact of fair value changes on interest rate derivative instruments

Net Cash Provided by Operating Activities

Fourth Quarter 2017

Net cash provided by operating activities decreased by $42 million to $43 million, primarily as a result of the negative impact of fluctuations in working capital and an increase in income tax payments, offset by an increase in operating income and lower customer loyalty payments.

Full Year 2017

Net cash provided by operating activities increased by $19 million to $318 million, primarily as a result of an increase in operating income, the positive impact of fluctuations in working capital and lower cash interest and customer loyalty payments, offset by an increase in income tax payments.

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Adjusted EBITDA

Fourth Quarter 2017

Adjusted EBITDA increased by $7 million, or 6%, to $138 million due to the following:

•	$28 million increase in net revenue; offset by
•	$19 million increase in cost of revenue (excluding a $2 million net increase related to items that are excluded from net income to determine Adjusted EBITDA)
•	$2 million increase in SG&A (excluding a $26 million net decrease related to non-core corporate costs that are excluded from net income to determine Adjusted EBITDA)

Full Year 2017

Adjusted EBITDA increased by $16 million, or 3%, to $590 million due to the following:

•	$96 million increase in net revenue; offset by
•	$78 million increase in cost of revenue (excluding a $3 million net decrease related to items that are excluded from net income to determine Adjusted EBITDA)
•	$2 million increase in SG&A (excluding a $64 million net decrease related to non-core corporate costs that are excluded from net income to determine Adjusted EBITDA)

Adjusted Net Income

Fourth Quarter 2017

Adjusted Net Income increased by $16 million to $44 million mainly due to the following:

•	$54 million increase in net income; offset by
•	$39 million decrease in adjustments, net of tax, for non-core corporate costs within SG&A, as discussed above, including a favorable tax impact of the U.S. Tax Reforms

Full Year 2017

Adjusted Net Income increased by $27 million to $181 million mainly due to the following:

•	$125 million increase in net income; offset by
•	$99 million decrease in adjustments, net of tax, due to (i) a decrease in non-core corporate costs within SG&A, as discussed above, including a favorable tax impact of the U.S. Tax Reforms, (ii) lower amortization of acquired intangible assets and (iii) the positive impact of fair value changes related to interest rate derivative instruments included within net income

Free Cash Flow

Fourth Quarter 2017

Free Cash Flow decreased by $43 million to a cash inflow of $5 million, primarily due to a $42 million decrease in net cash provided by operating activities.

Full Year 2017

Free Cash Flow increased by $9 million to a cash inflow of $200 million, primarily as a result of a $19 million increase in net cash provided by operating activities, offset by a $10 million increase in cash additions to property and equipment.

Net Debt

Net Debt decreased from $2,205 million as of December 31, 2016 to $2,108 million as of December 31, 2017 and is comprised of $2,230 million in total debt less $122 million in cash and cash equivalents. The decrease in total debt of $115 million (which includes $124 million of voluntary prepayments of principal amount of term loans) was offset by an $18 million lower cash and cash equivalents balance as of December 31, 2017 compared to December 31, 2016.

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Impact of 2017 U.S. Tax Cuts and Jobs Act (“U.S. Tax Reforms”)

The U.S. Tax Reforms, signed into law on December 22, 2017, have resulted in significant changes to the U.S. corporate income tax system. During the year ended December 31, 2017, we have provisionally recognized (i) an increased tax charge due to a decrease in deferred tax assets of $51 million, fully offset by the release of the associated valuation allowance, (ii) an income tax benefit of $22 million from the remeasurement of deferred tax liabilities and (iii) a benefit of $2 million related to the release of a valuation allowance held on alternative minimum tax credit carry forwards. In addition, we provisionally determined (i) a one-time mandatory deemed repatriation tax on accumulated foreign subsidiaries' previously untaxed foreign earnings (“Transition Tax”) of approximately $6 million (tax of approximately $2 million), which was fully offset using U.S. federal net operating losses, and (ii) a provisional impact of $3 million from the accelerated depreciation of qualifying capital expenditure, which was fully equalized resulting in no impact on the provision for income taxes.

Our preliminary estimate of the impact of the U.S. Tax Reforms, including the Transition Tax, is subject to the finalization of management’s analysis related to certain matters, such as developing interpretations of the provisions of the U.S. Tax Reforms, the impact on state income taxes, administrative interpretations or court decisions interpreting the U.S. Tax Reforms that may require further adjustments and changes in our estimates that could be beneficial or adverse. We expect to complete the accounting during the one-year measurement period from the enactment date.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 91% of our net revenue denominated in U.S. dollars in the fourth quarter of 2017, exchange rate movements in this currency have a low impact on our net revenue. eNett, which represented approximately 9% of our net revenue in the fourth quarter of 2017, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in the fourth quarter of 2017, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 62% were denominated in U.S. dollars.

As part of our rolling hedging program, we employ foreign exchange forward contracts to hedge a portion of our net exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. The year-on-year impact of foreign exchange rate movements on Adjusted EBITDA for the fourth quarter of 2017 was immaterial.

Full Year 2018 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of February 20, 2018. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Looking ahead, we expect the following:

(in $ millions, except per share amounts)	FY 2018 Guidance	Growth
Net revenue	$2,535 - $2,585	4% - 6%
Adjusted EBITDA (1)	$585 - $605	(1)% - 3%
Adjusted Net Income (1)	$170 - $185	(6)% - 2%
Adjusted Income per Share – diluted (2)	$1.34 - $1.46	(7)% - 1%
Free Cash Flow (3)	$210 - $230	5% - 15%

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $250 million to $260 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of approximately $110 million and expected related income taxes of approximately $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of acquired intangible assets of approximately $40 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $60 million to $70 million, income from discontinued operations of approximately $28 million related to release of indemnity provisions for liabilities accrued upon sale of Gullivers Travel Associates in 2011, and an expected income tax benefit related to the adjustments above of $10 million to $15 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of these adjustments.

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(2)	Adjusted Income per Share – diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2018 of approximately 127 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2018 of $320 million to $350 million less cash additions to property and equipment of $110 million to $120 million.

Our guidance assumes spot foreign exchange rates as of February 13, 2018, together with the impact of foreign exchange rate hedges undertaken during 2017 as part of our rolling hedging program. As of February 13, 2018, spot foreign exchange rates of the U.S. dollar versus the British pound, the Euro and the Australian dollar are weaker than the equivalent average foreign exchange rates in 2017. The mid-point of our guidance assumes approximately $5 million of negative impact to Adjusted EBITDA for 2018 because of a weaker U.S. dollar, which includes the benefit from foreign exchange rate hedges undertaken during 2017.

Our 2018 financial guidance includes the impact of the loss of a large travel agency, as previously communicated, which management estimates will have a negative impact, year-on-year, of approximately $85 million to net revenue and $45 million to Adjusted EBITDA. The migration of this travel agency away from Travelport commenced in July 2017 and substantially completed in the fourth quarter of 2017. Therefore, the year-on-year financial impacts described above will be weighted approximately two-thirds to the first half of 2018.

In 2017 we saw a record level of new business signed and onboarded, with further new volumes to come onstream progressively during 2018. We are, therefore, well positioned for good underlying growth in 2018, particularly in the second half of the year. Furthermore, we remain on track to achieve our 2020 financial targets, excluding the impact of foreign exchange rate movements since those targets were set in May 2017.

In relation to our commercial payments business, eNett, we currently anticipate that eNett will grow net revenue by at least 30% in 2018. This is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

Capital Allocation

We have continued to reduce our ratio of Net Debt to Adjusted EBITDA, which was 3.6 times at the end of 2017 (2016: 3.8 times). We currently anticipate that Net Debt will be approximately 3.3 to 3.4 times Adjusted EBITDA for 2018.

We continue to pursue our longer-term leverage target range of 2.5 to 3.0 times, while ensuring that the strategic needs of the Company are fully funded. Travelport’s Board of Directors intend to formally review our capital allocation at the end of this year, which will include an evaluation of opportunities to increase returns to shareholders.

Dividend

On February 16, 2018, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the fourth quarter of 2017. The dividend will be payable on March 15, 2018 to shareholders on record as at market close on March 1, 2018.

Conference Call

The Company’s fourth quarter and full year 2017 earnings conference call will be held later today (on February 20, 2018) beginning at 9:00 a.m. (Eastern Standard Time).

A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/24140.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

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Contacts

For further information, please contact:

Investors:

Majid Nazir

Head of Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications
Tel: +44 (0)7720 409 374
julian.eccles@travelport.com

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About Travelport (www.travelport.com)

Travelport (NYSE: TVPT) is the technology company that makes the experience of buying and managing travel continually better. It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. The Company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel platform.

Travelport has a leadership position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions. The Company also provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions. With net revenue of over $2.4 billion in 2017, Travelport is headquartered in Langley, U.K., has over 4,000 employees and is represented in approximately 180 countries and territories.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technology efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment and mobile solutions; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (“SEC”) on February 20, 2018, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(in $ thousands, except share data)	2017	2016	2017	2016
Net revenue	$573,567	$545,432	$2,447,279	$2,351,356
Costs and expenses
Cost of revenue	361,438	339,830	1,506,010	1,430,646
Selling, general and administrative	109,260	133,511	448,070	510,688
Depreciation and amortization	50,439	51,341	207,310	209,409
Total costs and expenses	521,137	524,682	2,161,390	2,150,743
Operating income	52,430	20,750	285,889	200,613
Interest expense, net	(19,226)	(21,660)	(111,237)	(151,481)
Gain on sale of a subsidiary	—	—	1,217	—
Loss on early extinguishment of debt	(684)	(707)	(5,366)	(4,333)
Income (loss) before income taxes	32,520	(1,617)	170,503	44,799
Benefit from (provision for) income taxes	10,843	(7,493)	(32,230)	(29,753)
Net income (loss) from continuing operations	43,363	(9,110)	138,273	15,046
Income from discontinued operations, net of tax	2,007	—	2,007	—
Net income (loss)	45,370	(9,110)	140,280	15,046
Net loss attributable to non-controlling interest in subsidiaries	1,210	3,338	2,183	1,774
Net income (loss) attributable to the Company	$46,580	$(5,772)	$142,463	$16,820
Income (loss) per share – Basic:
Income (loss) per share – continuing operations	$0.36	$(0.05)	$1.13	$0.14
Income per share – discontinued operations	0.02	—	0.02	—
Basic income (loss) per share	$0.38	$(0.05)	$1.15	$0.14

Weighted average common shares outstanding – Basic	125,202,376	124,021,260	124,530,102	123,871,479
Income (loss) per share – Diluted:
Income (loss) per share – continuing operations	$0.35	$(0.05)	$1.11	$0.13
Income per share – discontinued operations	0.02	—	0.02	—
Diluted income (loss) per share	$0.37	$(0.05)	$1.13	$0.13

Weighted average common shares outstanding – Diluted	126,109,980	124,021,260	126,008,533	125,396,485

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in $ thousands, except share data)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$122,039	$139,938
Accounts receivable (net of allowances for doubtful accounts of $10,245 and $13,430, respectively)	206,524	218,224
Other current assets	109,724	84,089
Total current assets	438,287	442,251
Property and equipment, net	431,741	431,046
Goodwill	1,089,590	1,079,951
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	496,180	511,607
Deferred income taxes	12,796	9,213
Other non-current assets	76,808	46,764
Total assets	$2,858,499	$2,833,929
Liabilities and equity
Current liabilities:
Accounts payable	$73,278	$59,219
Accrued expenses and other current liabilities	509,068	478,560
Current portion of long-term debt	64,291	63,558
Total current liabilities	646,637	601,337
Long-term debt	2,165,722	2,281,210
Deferred income taxes	34,899	59,381
Other non-current liabilities	203,562	227,783
Total liabilities	3,050,820	3,169,711
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of December 31, 2017 and December 31, 2016)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 126,967,010 shares and 124,941,233 shares issued; 125,346,613 shares and 124,032,361 shares outstanding as of December 31, 2017 and December 31, 2016, respectively)	317	312
Additional paid in capital	2,700,133	2,708,836
Treasury shares, at cost (1,620,397 shares and 908,872 shares as of December 31, 2017 and December 31, 2016, respectively)	(24,755)	(14,166)
Accumulated deficit	(2,722,375)	(2,864,838)
Accumulated other comprehensive loss	(155,621)	(190,072)
Total shareholders’ equity (deficit)	(202,301)	(359,928)
Equity attributable to non-controlling interest in subsidiaries	9,980	24,146
Total equity (deficit)	(192,321)	(335,782)
Total liabilities and equity	$2,858,499	$2,833,929

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
(in $ thousands)	2017	2016
Operating activities
Net income	$140,280	$15,046
Income from discontinued operations	(2,007)	—
Net income from continuing operations	138,273	15,046
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	207,310	209,409
Amortization of customer loyalty payments	74,651	71,137
Allowance for prepaid incentives	—	10,684
Impairment of long-lived assets	1,763	11,152
Amortization of debt finance costs and debt discount	10,012	10,636
Gain on sale of a subsidiary	(1,217)	—
Loss on early extinguishment of debt	5,366	4,333
Unrealized (gain) loss on foreign exchange derivative instruments	(32,365)	11,435
Unrealized (gain) loss on interest rate derivative instruments	(5,764)	6,168
Equity-based compensation	32,972	32,247
Deferred income taxes	(27,352)	6,662
Customer loyalty payments	(76,008)	(84,562)
Pension liability contribution	(2,156)	(3,157)
Changes in assets and liabilities:
Accounts receivable	7,237	(13,157)
Other current assets	(12,911)	(9,578)
Accounts payable, accrued expenses and other current liabilities	14,445	17,071
Other	(16,594)	3,493
Net cash provided by operating activities	$317,662	$299,019

Investing activities
Property and equipment additions	$(117,514)	$(107,460)
Sale of subsidiary, net of cash disposed	(3,433)	—
Business acquired, net of cash	—	(15,009)
Net cash used in investing activities	$(120,947)	$(122,469)

Financing activities
Proceeds from term loans	$114,000	$143,291
Repayment of term loans	(237,750)	(217,041)
Repayment of capital lease obligations and other indebtedness	(43,311)	(62,310)
Proceeds from revolver borrowings	—	10,000
Repayment of revolver borrowings	—	(10,000)
Debt finance costs and lender fees	(686)	(7,791)
Payment related to early extinguishment of debt	—	(707)
Dividend to shareholders	(38,789)	(37,233)
Dividend to non-controlling interest shareholders	—	(1,468)
Purchase of non-controlling interest in a subsidiary	(1,063)	(7,820)
Proceeds from share issuance under employee share purchase plan and stock options	3,077	1,983
Treasury share purchase related to vesting of equity awards	(11,228)	(1,651)
Net cash used in financing activities	$(215,750)	$(190,747)
Effect of changes in exchange rate on cash and cash equivalents	1,136	(706)
Net decrease in cash and cash equivalents	(17,899)	(14,903)
Cash and cash equivalents at beginning of period	139,938	154,841
Cash and cash equivalents at end of period	$122,039	$139,938
Supplemental disclosure of cash flow information
Interest payments, net of capitalized interest	$110,466	$136,458
Income tax payments, net of refunds	42,886	20,776
Non-cash capital lease additions	38,355	34,713
Non-cash purchase of property and equipment	4,785	—

12

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

	Three Months		Year
Reconciliation of Net Income (Loss) to Adjusted Net Income,	Ended		Ended
Adjusted Operating Income and Adjusted EBITDA	December 31,		December 31,
(in $ thousands)	2017	2016	2017	2016
Net income (loss)	$45,370	$(9,110)	$140,280	$15,046
Adjustments:
Amortization of acquired intangible assets	10,166	10,402	40,854	47,095
Gain on sale of a subsidiary	—	—	(1,217)	—
Loss on early extinguishment of debt	684	707	5,366	4,333
Equity-based compensation and related taxes	10,384	10,481	34,739	31,788
Corporate and restructuring costs	10,101	17,341	24,998	38,772
Impairment of long-lived assets	1,078	6,566	1,763	11,152
Income from discontinued operations	(2,007)	—	(2,007)	—
Other – non cash (1)	(7,903)	(2,962)	(42,401)	17,646
Tax impact of adjustments and U.S. Tax Reforms	(23,733)	(5,168)	(21,201)	(11,338)
Adjusted Net Income	44,140	28,257	181,174	154,494
Adjustments:
Interest expense, net (2)	26,111	32,963	117,001	145,313
Remaining provision for income taxes	12,890	12,661	53,431	41,091
Adjusted Operating Income	83,141	73,881	351,606	340,898
Adjustments:
Depreciation and amortization of property and equipment	37,573	40,939	163,756	162,314
Amortization of customer loyalty payments	17,303	15,944	74,651	71,137
Adjusted EBITDA	$138,017	$130,764	$590,013	$574,349

(1) Other—non cash includes (i) unrealized (gains) losses on foreign currency derivative contracts of $(4) million and $8 million for the three months ended December 31, 2017 and 2016, respectively, and $(31) million and $11 million for the years ended December 31, 2017 and 2016, respectively, (ii) unrealized (gains) losses on interest rate derivative contracts of $(7) million and $(11) million for the three months ended December 31, 2017 and 2016, respectively, and $(6) million and $6 million for the years ended December 31, 2017 and 2016, respectively, (iii) $8 million related to revenue deferred in previous years for the year ended December 31, 2017 and (iv) other losses of $2 million and $1 million for the years ended December 31, 2017 and 2016, respectively.

(2) Interest expense, net, excludes the impact of unrealized (gains) losses on interest rate derivative contracts of $(7) million and $(11) million for the three months ended December 31, 2017 and 2016, respectively, and $(6) million and $6 million for the years ended December 31, 2017 and 2016, respectively, which is included within “Other-non cash”.

Reconciliation of net cash provided by operating activities to Free Cash Flow:	Three Months Ended December 31,		Year Ended December 31,
(in $ thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$43,320	$85,161	$317,662	$299,019
Less: capital expenditures on property and equipment additions	(38,322)	(37,330)	(117,514)	(107,460)
Free Cash Flow	$4,998	$47,831	$200,148	$191,559

13

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES AND OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt	December 31,	December 31,
(in $ thousands)	2017	2016
Current portion of long-term debt	$64,291	$63,558
Non-current portion of long-term debt	2,165,722	2,281,210
Total debt	2,230,013	2,344,768
Less: Cash and cash equivalents	(122,039)	(139,938)
Net Debt	$2,107,974	$2,204,830

Reconciliation of Income (Loss) per Share – Diluted to Adjusted	Three Months		Year
Income per Share – Diluted	Ended December 31,		Ended December 31,
(in $)	2017	2016	2017	2016
Income (loss) per share - diluted	$0.37	$(0.05)	$1.13	$0.13
Per share adjustments to net income (loss) to determine
Adjusted Income per Share - diluted	(0.02)	0.28	0.31	1.10
Adjusted Income per Share - diluted	$0.35	$0.23	$1.44	$1.23

	Three Months Ended		Year Ended
Reconciliation of Capital Expenditures	December 31,		December 31,
(in $ thousands)	2017	2016	2017	2016
Property and equipment additions	$38,322	$37,330	$117,514	$107,460
Repayment of capital lease obligations and other indebtedness	13,500	28,104	43,311	62,310
Capital Expenditures	$51,822	$65,434	$160,825	$169,770

Other Metrics

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except where specified)	2017	2016	% Change	2017	2016	% Change
Transaction value processed on the Travel Commerce Platform	$19,610,540	$17,916,628	9	$82,677,624	$78,750,522	5
Percent of Air segment revenue from away bookings	67%	66%	1	67%	67%	—
Hotel room nights sold	16,800	15,726	7	68,159	65,767	4
Car rental days sold	24,785	22,396	11	105,589	94,228	12
Hospitality segments per 100 airline tickets issued	48	48	1	46	47	(2)

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, gain (loss) on sale of subsidiary, income (loss) from discontinued operations, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions. The impact of U.S. Tax Reforms has been excluded when determining Adjusted Net Income (Loss).

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non-GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. These metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss) or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share – diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share – diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe it provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. Free Cash Flow is non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness. We believe this measure provides management and investors an understanding of total capital invested in the development of our platform. Capital Expenditures is a non-GAAP measure and may not be comparable to similarly named measures used by other entities. This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

16